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Commercial Metals Company (“CMC”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from CMC stockholders in connection with the matters to be considered at CMC’s 2012 annual meeting of stockholders. CMC intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from CMC stockholders. CMC STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of CMC’s directors and executive officers in CMC stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5, which can be found at the CMC’s website (www.cmc.com) in the section “Investor Relations.” More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with CMC’s 2012 annual meeting of stockholders. Information can also be found in CMC’s Annual Report on Form 10-K for the year ended August 31, 2010, filed with the SEC on October 29, 2010. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by CMC with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at CMC’s website at www.cmc.com or by writing to CMC at 6565 N. MacArthur Blvd., Suite 800, Irving, Texas 75039, Attn: Corporate Secretary.
# # #

CORPORATE PARTICIPANTS
Joe Alvarado
Commercial Metals Co — President, CEO
Barbara Smith
Commercial Metals Co — SVP, CFO
CONFERENCE CALL PARTICIPANTS
Kuni Chen
CRT Captial Group — Analyst
Luke Folta
Jefferies & Co. — Analyst
Arun Viswanathan
Susquehanna Financial Group — Analyst
Sal Tharani
Goldman Sachs — Analyst
Evan Kurtz
Morgan Stanley — Analyst
Timna Tanners
BofA Merrill Lynch — Analyst
Brent Thielman
D.A. Davidson & Co. — Analyst
Tim Hayes
Davenport & Company — Analyst
John Sullivan
Citigroup — Analyst
Charles Bradford
Bradford Research — Analyst
Unidentified Participant
Morgan Stanley — Analyst
Mark Parr
Keybanc Capital Markets — Analyst
John Tumazos
John Tumazos Very Independent Research — Analyst
Wayne Atwell
Rodman & Renshaw — Analyst
Aldo Mazzaferro
Macquarie Research Equities — Analyst
Gregory Macosko
Lord Abbett — Analyst
PRESENTATION

Final Transcript
Oct 28, 2011 / CMC — Q4 2011 Commercial Metals Company Earnings Conference Call

Operator
Hello, and welcome everyone to today’s Commercial Metals Company fourth quarter and full year 2011 earnings call. As always, today’s call is being recorded. After the Company’s remarks, we will have a question-and-answer session. We’ll have a few instructions at that time. I would like to remind all participants that during the course of this conference call, the Company will make statements that provide information other than historical information and will include projections concerning the Company’s future prospects, revenues, expenses or profits. These statements are considered forward-looking statements under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995 and may involve speculation and are subject to risks and uncertainties that could cause actual results to differ materially from these projections. These statements reflect the Company’s beliefs based on current conditions, but are subject to certain risks and uncertainties that are detailed in the Company’s press release and public filings.
When possible and as necessary during this call, we will identify those forward-looking statements which are based on Management’s current expectations and other information that may be currently available. Some numbers presented will be non-GAAP financial measures and reconciliations can be found in the Company’s press release. Although CMC believes these statements are made based on Management’s expectations and assumptions, CMC offers no assurance that events or facts will happen as described here or are wholly accurate without exception. More information about risks and uncertainties relating to any forward-looking statements can be found in CMCs latest 10-Q and 10-K, available on both the Company’s and the SEC’s website, and all statements are valid only as of this date. CMC does not assume any obligation to update them as a description of future events, new information, or otherwise. And now, for opening remarks and introductions, I will turn the call over to the President and CEO of Commercial Metals Company, Mr Joe Alvarado.

Joe Alvarado - Commercial Metals Co — President, CEO
Thank you, Amy. Good morning. We appreciate you joining us to discuss CMC’s fourth quarter and full year 2011 results. I will begin with some high level comments on the fourth quarter and full year, and then I will ask Barbara to provide financial details on the quarter and year. I will then wrap up with some comments on our outlook for the first fiscal quarter 2012, followed by a question-and-answer session. Before reviewing the results, I’ll take a moment to discuss safety. Sadly, on September 6, 2011, there was an industrial accident in our Magnolia, Arkansas plant resulting in the death of our colleague, Gene Drake. Gene was a millwright in our maintenance organization. I share this with you because of the human impact of this event and to highlight the pain and suffering associated with any industrial accident, especially a fatality. It’s a reminder of the many risks in our operations around the world. Our goal is that every CMC employee return home safely at the end of the workday and it is also our goal to never repeat this experience again. On behalf of everyone at Commercial Metals Company, I extend my deepest condolences to the family of Gene Drake.
Turning to our results for the quarter and year end, as noted in our press release this morning, we reported net sales of $2.3 billion for fiscal 2011 fourth quarter, an increase of 25% from fourth quarter 2010 sales of $1.8 billion. Including pretax restructuring charges of approximately $144 million related to the Company’s decision to exit the Sisak mill in Croatia and other restructuring actions, we reported a net loss of $120.3 million, or $1.04 per share in the fiscal fourth quarter ended August 31, 2011. Excluding restructuring charges, we achieved another quarter with adjusted profit before tax for the quarter — adjusted tax for the quarter was $31.3 million, a loss before tax of $112.3 million, including restructuring charges, compared with an adjusted profit before tax of $11.5 million, in last year’s fourth quarter. In the long-term, the restructuring actions will positively impact operational results by approximately $33 million per year on a pretax annualized run rate basis. In the near term, however, projected savings will be offset by the cost of winding down operations over the next two quarters, particularly in Croatia. As expected, we experienced some seasonal effects in certain regions of the world during the fourth quarter. However, this did not impact our ability to achieve an adjusted operating profit. Our positive results from operations were driven in part by relatively stable prices and demand, combined with continuous focus on improving our product mix, cost efficiency, and service to our customers.
For the full fiscal year, net sales increased 26% to $7.9 billion from $6.3 billion in fiscal 2010, driven by improved pricing and slightly higher demand. We reported a net loss of $129.6 million, or $1.13 per diluted share for the year. Excluding the previously mentioned restructuring charges, adjusted profit before tax was $30.5 million for the full fiscal year 2011, a loss before tax of $113.1 million, including restructuring charges. During the year, we generated $237.3 million of adjusted EBITDA as compared to $14.9 million for the full year 2010. The $222 million increase in adjusted EBITDA reflects a dramatic turnaround in operating performance due to changes in the organizational structure to improve operational focus, difficult, but necessary restructuring actions, and improvement in overall product mix and some market recovery. During fiscal 2011, 3 of our operating segments showed significant improvement in their financial results, with adjusted operating profit of $43.1 million for CMC Recycling, $161.7 million for the Americas Mills, and $76.3 million for International Marketing and Distribution. Performance in the US benefited from stable pricing and demand, combined with improvements in operational efficiencies. The average US rolling mill utilization rate

Final Transcript
Oct 28, 2011 / CMC — Q4 2011 Commercial Metals Company Earnings Conference Call
was 79% in the fourth quarter as compared to 73% in the prior quarter. Within the international mill segment, CMCZ, our Polish operation, also recorded a substantial year-over-year improvement, with adjusted operating profit of $47.6 million for 2011.
The turnaround in our Polish operation is a direct result of improved market conditions, capital investments made to expand this product offering to capture the market for higher margin value-added merchant and wire rod products. Regarding the remainder of our International Mill segment, as discussed, we made the decision to exit Croatia to focus on our core business. We are confident this is the best course forward. Finally, in our Americas Fabrication segment, we continued to face a difficult and competitive market outlook, which led to the additional restructuring actions we announced in October. We are confident these actions will position the business for improved profitability and shareholder return on a go-forward basis. In addition to actions to adjust our capacity to match current market demand in our Americas Fabricating segment, we are seeing some signs of improvement. Average Fabricated selling prices for the quarter were up 11% to $866 per ton. For the full year, Fabricated selling prices increased $49 per ton to $817 per ton. Fabricating backlogs remain level. Our backlog pricing continues to improve. End markets showing the best demand continue to be public works, energy, healthcare, and institutional building. Even though backlogs have improved, customer uncertainty on credit, lower state and federal funding, unemployment and excess manufacturing capacity continue to constrain a more meaningful increase in demand. While the end markets for Fabricated steel remain weak, we continue to book new business at higher prices, which will eventually fall to the bottom line. Equally important, the higher prices are allowing us to process through our lower priced backlog.
With that overview, I would like to summarize with a few key points. Operationally, fiscal 2011 marked the beginning of a turnaround for CMC, amidst what remains a challenging environment for the entire metals industry. With this backdrop, we’ve taken a number of important steps and made progress on key fronts to ultimately improve performance and position CMC for future success. In challenging economic times, CMC has unique advantages compared with its peers. We are a global Company with worldwide market intelligence, which enhances our commercial knowledge, and allows us to better serve our customers. The positive results produced by our Marketing and Distribution segment show the importance of our international presence in a time when market growth rates are stronger outside the United States.
We have offices in key markets across the world, including several in China and Southeast Asia. Though construction markets in the US are suffering and Australia has slowed, markets served by Poland and in Southeast Asia continue to grow. We recognize that we are in a highly cyclical business with many factors impacting our results. The effects of ongoing weakened demand in certain markets, volatile pricing, and global liquidity, and credit constraints all contribute to the reality of the current business environment. A continuing low level of construction spending in the US remains a head wind for CMC and for our peers. Though challenges remain, we believe we are taking the right steps that will allow us to strengthen our competitive position, serve our customers in a more effective manner, and improve shareholder return going forward. With that, I will turn the discussion over to Barbara Smith, Senior Vice President and Chief Financial Officer. Barbara?

Barbara Smith - Commercial Metals Co — SVP, CFO
Thank you, Joe, and good morning, everyone. As Joe mentioned earlier, for the fourth quarter 2011, which ended on August 31, we reported a loss of $120.3 million, or $1.04 per share. Included in the results for the quarter were pretax restructuring charges, including impairments of approximately $144 million related to the Company’s decision to exit its Sisak mill in Croatia, and to close 5 rebar Fabricating locations, including 4 domestic, and 1 international location, as well as 8 construction services locations. Excluding these restructuring charges, the adjusted operating profit before tax for the fourth quarter of 2011 was $31.3 million, a loss before tax of $112.3 million, including restructuring charges, compared with a profit before tax of $11.5 million for last year’s fourth quarter. This year’s fourth quarter results included an after-tax LIFO expense of $6.3 million, or $0.05 per diluted share compared with an income of $23.4 million, or $0.20 per diluted share during last year’s fourth quarter. Net loss for the year ended August 31, 2011 was $129.6 million, or $1.13 per diluted share on net sales of $7.9 billion, as compared to the full year 2010, when the Company had a net loss of $205.3 million, or $1.81 per diluted share on net sales of $6.3 billion. Excluding the aforementioned restructuring charges, adjusted profit before tax was $30.5 million for 2011, a loss before tax of $113.1 million, including restructuring charges. For the year ended August 31, 2011, after-tax LIFO expense was $50 million, or $0.44 per diluted share compared with LIFO income of $7.4 million, or $0.07 per diluted share for the same period last year.
I would like to pause and point out that we have provided several non-GAAP reconciliations of adjusted operating profit, adjusted EBITDA, and adjusted earnings per share in the press release filed this morning. To assist you in understanding the underlying business performance for the quarter before the impact of restructuring charges. Moving on, collectively for our US steel mills, generated an adjusted operating profit of $45.6 million for the quarter compared to $42.8 million during the same period last year. Net sales of $526 million were up 45% from last year’s fourth quarter sales, of $363 million. We recorded a pretax LIFO expense of $5.1 million compared to an income of $11.9 million for the fourth quarter of 2010. Metal margins were stable at $314 per ton during the fourth quarter of 2011, but slightly higher than the fourth quarter 2010, where metal margins were $310 per ton. For the year, net sales of $1.8 billion were up 39% from the $1.3 billion for the full year 2010. Adjusted operating profit for the full year of $149.2 million was $115.5 million higher than a year ago.

Final Transcript
Oct 28, 2011 / CMC — Q4 2011 Commercial Metals Company Earnings Conference Call
Our copper tube mill was break-even, with pretax LIFO expense of $700,000 in the fourth quarter. This compares with a $2.2 million in adjusted operating loss, with a pretax LIFO income of $1.8 million that was recorded in the fourth quarter of 2010. The drop in copper prices late in the fourth quarter had a negative impact on results for the quarter when comparing to the third quarter of this year. For the year, the copper tube mill reported adjusted operating profits of $12.5 million, including pretax LIFO expense of $5.6 million. Our Recycling business also experienced a solid quarter. Average ferrous scrap sold for $361 per short ton during the fourth quarter, which represented a 34% increase over the $269 per ton reported in the fourth quarter of 2010. Average sales pricing on non-ferrous scrap was $3,398 per short ton, which was up 29% quarter-over-quarter. We shipped a total of 641,000 tons of ferrous scrap, which was up 31% over the last year’s fourth quarter, and we shipped 73,000 tons non-ferrous scrap, which was up 12% increase over last year. Our Americas Recycling segment delivered a $10.8 million adjusted operating profit in the quarter, after a pretax LIFO expense of $1.2 million. This compares to the fourth quarter 2010 adjusted operating profit of $5.2 million.
The Americas Recycling segment also showed a dramatic increase in adjusted operating profits of $31.6 million to $43.1 million for the full year when compared to $11.4 million from the prior year 2010. Ferrous and non-ferrous tons shipped were up 16% and 12% respectively from the comparable period in 2010. Stronger demands supported higher prices for ferrous and non-ferrous scrap, as prices increased 29% and 25% respectively when compared to a year ago. Our Americas Fabrication segment recorded an adjusted operating loss of $42.8 million for the quarter. Included in the loss was $21.7 million of impairment charges, severance, and closure costs. A pretax LIFO expense of $1.7 million was also included in the fourth quarter results, as compared to a LIFO income of $6.6 million for the comparable quarter a year ago. The average selling price for Americas Fabrication increased $88 per ton over last year’s fourth quarter average selling price of $778 per ton, including stock and buyout sales, as well as the discontinuation of our Joist and Deck products. For our CMCZ operations in Poland, benefited from strong Polish economy throughout 2011. Sales in neighboring countries such as Germany and the Czech Republic also remain steady. CMCZ reported an adjusted operating income of $14.6 million for the quarter compared to an adjusted operating profit of $17.3 million for the same period last year. For the full year fiscal 2011, CMC Poland reported an adjusted operating profit of $47.6 million compared to an adjusted operating loss of $31.6 million for fiscal year 2010.
Increased sales of higher margin merchant bar product from our new flexible rolling mills, which was hot commission during the third quarter 2010 also contributed to the significant turnaround in adjusted operating profit. CMCZ shipped 399,000 tons in the fourth quarter of 2011, of which 37,000 were billets as compared to 387,000 tons shipped in the fourth quarter of 2010, of which 66,000 tons were billets. The unit melted 434,000 tons as compared to 382,000 tons for the same period in 2010. And they rolled 386,000 tons during the fourth quarter compared to 310,000 tons during the fourth quarter of 2010. The strength of the local economy benefited us, yielding an average selling price of PLN1,906 [Polish Zloty] per ton compared to PLN1,584 per ton for the same period last year, an increase of 20%. CMC’s International Marketing and Distribution segment has remained profitable during the last 9 quarters and delivered an adjusted operating profit of $22.7 million for the fourth quarter of 2011 compared to $12.5 million during the fourth quarter 2010. The Domestic Steel Import business continued its turnaround with another profitable quarter. This operation is operating on a LIFO basis resulting in a pretax LIFO expense of $900,000 compared to a pretax LIFO income of $6.6 million during the fourth quarter of 2010, which is included in the overall segment results. For the full year 2011, this segment generated $76.3 million adjusted operating profit on 8% higher sales. Capital expenditures were $22 million for the fourth quarter and $73 million for the full year.
Although we have been limiting CapEx to conserve cash, we did continue to invest in key areas, approving 2 new shredders for CMC Recycling, which will go into operation in 2012 in order to increase capacity and capture market demand. Overall, our balance sheet remains strong. Cash and short-term investments totaled $222 million, as of August 31, 2011; our $400 million revolver remains undrawn and we continue to maintain significant unused, uncommitted credit lines that give us significant flexibility to adapt to changing markets. We met the coverage test on each of our unused revolver and public debt. On May 20, 2011, we entered into an interest rate swap, which modifies 300 million of our 6.5% notes due in 2017 from fixed to floating interest. Floating rate will be a 6-month LIBOR in arrears, plus 374 basis points. Thank you very much. Now I’ll turn it back to Joe for the outlook.

Joe Alvarado - Commercial Metals Co — President, CEO
Thank you, Barbara. With respect to our 2012 outlook, we currently anticipate that business activity will most likely mirror the economic activity we saw in 2011. However, we have demonstrated that we can be profitable even at the current business levels. Despite a lack of the construction work that has traditionally buoyed our business. We believe that the United States in particular will benefit from more infrastructure spending. It would have a significant impact on economic growth and contribute to reducing unemployment in a period of general economic slowdown. We therefore are supportive of programs that are aimed at investment to expand and renew infrastructure across the United States. As a reminder, the end of our first quarter 2012 is generally a seasonally slower period, as weather begins to affect construction activity in North America, as well as

Final Transcript
Oct 28, 2011 / CMC — Q4 2011 Commercial Metals Company Earnings Conference Call
Poland, and Northern Europe. In the near term, the cost of winding down Croatia will most likely offset positive results from operations on a pretax basis.
However, as I noted earlier, projected savings from all the actions taken in the fourth quarter will positively impact performance and operational results over the medium to longer term. One final note before we turn to Q&A, as many of you know, Carl Icahn and his affiliated entities, which own approximately 9.98% of the Company’s shares announced the intention to nominate 3 candidates for election to CMC’s Board and make certain other proposals at the Company’s annual meeting. As we have stated, our Board’s nominating and corporate governance committee will seriously review Mr. Icahn’s nomination and the Board will make a recommendation that it believes is in the best interest of all CMC shareholders. We have spoken to Mr. Icahn and his representatives, as we do with all of our major shareholders. However, we believe it would be inappropriate to discuss specific conversations with individual shareholders and therefore, we will not be commenting further on this matter. At this point, we will now open the call up to questions.
QUESTION AND ANSWER

Operator
(Operator Instructions) Kuni Chen, CRT Capital Group.

Kuni Chen - CRT Captial Group — Analyst
I guess just first off on Fabrication, do you feel that it’s properly sized at this point, given your market outlook for the next 1 to 3 years? Are there any larger actions that you may consider for this business, or is it really just something that you, that you kind of chip away at here and there, if the market doesn’t recover any time soon?

Joe Alvarado - Commercial Metals Co — President, CEO
Kuni, we’ve been making adjustments all along to the Fab side of the business and this most recent action was taken with units that we believed couldn’t turn fast enough, given the state of the economy and might have been facilities, for example, that were a drain on profitability. But I don’t see any dramatic changes or need to change our Fabricating segment in terms of further reduction. We also don’t believe that we’ll be negatively impacted by some of these closures in the sense that it will help our operating performance, but many of these markets can be easily served from remaining Fab facilities where we have excess capacity. So we aren’t anticipating any dramatic changes or any significant changes in our Fab segment at this time. As long as the market stays at current level, and the current level, we’ve been a steady state operation. That’s not a boom market, but it hasn’t declined either in the last year.

Kuni Chen - CRT Captial Group — Analyst
Okay. And then just a quick follow-up, Barbara, can you talk about the CapEx plans for the year ahead? Maybe talk about some of the big pieces in there?

Barbara Smith - Commercial Metals Co — SVP, CFO
Yes, for modeling purposes, I would model in something in the $100 million to $140 million range. We are going to be increasing our CapEx a bit in the coming year. I mentioned the shredders that we, that we are — we have announced internally and so those investments will be concluding in 2012. But this is obviously in the area that we’ll take a hard look at what’s going on in the market and adjust appropriately.

Operator
Luke Folta, Jefferies.

Luke Folta - Jefferies & Co. — Analyst

Final Transcript
Oct 28, 2011 / CMC — Q4 2011 Commercial Metals Company Earnings Conference Call
The first question I had, Joe you mentioned something about some cost savings related to the restructuring, I thought I heard you say something about $33 million in your opening remarks and I missed what the specifics of that were. Would you mind going through that again?

Joe Alvarado - Commercial Metals Co — President, CEO
Yes, the $33 million is an annualized run rate of the cost savings that will be generated as a result of the closures and shutdown. We didn’t provide any —

Barbara Smith - Commercial Metals Co — SVP, CFO
We thought it would be helpful to give you some view of the annualized value of that once we conclude all of those actions. I should say in the first quarter, we will still have some ongoing expense associated in particular with exiting Croatia, the big amount being severance charges that we will have to incur in the first quarter. So by the second half of the year, you should start to begin to see that annualized run rate savings.

Luke Folta - Jefferies & Co. — Analyst
Do you think that, that might be a conservative estimate, just because if I look at what Croatia had lost just year-to-date through the first 3 quarters of 2011, it’s about $32 million and change right there and that would exclude any like Fabrication benefits.

Barbara Smith - Commercial Metals Co — SVP, CFO
We’re relentless in looking for other opportunities to improve performance. We are expecting some inflationary pressures in the coming year, so we will have to give back some of the savings to those inflationary pressures.

Operator
Arun Viswanathan, Susquehanna.

Arun Viswanathan - Susquehanna Financial Group — Analyst
Just curious what you guys are seeing across the scrap market. It seems like some of the other raw materials that are used in the steel-making business have been falling sharply, but scrap seems to be holding up in domestic areas. Can you comment on what you’re seeing in scrap?

Joe Alvarado - Commercial Metals Co — President, CEO
Yes, Arun, scrap prices have been pretty steady throughout — for the last 9 months. There hasn’t been much change. There was a little bit of a downward dip last month. We are expecting further erosion in scrap prices this month. There are estimates on the street of $20 to $40 a ton. That doesn’t seem unreasonable, particularly in light of what’s happened in other raw materials market, including and especially iron ore. So we’ll see the effect of that and we’ll also be impacted by iron ore, we trade iron ore. So from time to time, as we engage in sales and shipments, we can be impacted by even iron ore prices, though not in our manufacturing. More on the trading side.

Arun Viswanathan - Susquehanna Financial Group — Analyst
Okay, thanks. And also, maybe you could just also comment on your markets. In your prepared comments, you noted some strength in public infrastructure and institutional and so on. What’s your outlook I guess on construction for the next year? And do you see any scenario where things are getting better? Is it somewhat different from region to region?

Joe Alvarado - Commercial Metals Co — President, CEO

Final Transcript
Oct 28, 2011 / CMC — Q4 2011 Commercial Metals Company Earnings Conference Call
Yes, Luke, the best — Arun, the best way I can answer that is when the markets took a downturn in August, with the failure of action taken in Washington, it seemed that there was a lot of concern that things might fall off and we didn’t see it fall off. I’ve described it by saying that it appears that all of us seem to learn to operate without the leadership that we might expect from the federal government and without good policy moving forward. So we’ve seen steady levels of construction both from commercial as well as from infrastructure spending. So we don’t expect it to pick up and don’t anticipate any deterioration. Our order book remains strong, relatively speaking compared to lap prior quarters, our backlog is fairly even. We’re seeing good shipments. And we expect seasonal adjustment. I guess this is more the new norm until there is some stimulus from either commercial activity or stimulus from government activity. And that’s obviously begs the question of funding, which we’ll never get into. At the same time, we still see strength in our Polish operations. That’s a little bit different and expect that to continue to grow. Growth rates of about 4% are still anticipated in Poland and growth in Southeast Asia, which is driven by China at 9.5% continues to buoy our business there. So that’s one of the nice offsets about what’s going on in the states, is that we do have some offset in foreign markets.

Operator
Sal Tharani, Goldman Sachs.

Sal Tharani - Goldman Sachs — Analyst
Couple of questions, but we’re allowed only two. So let’s start with the trading business. We have seen quite a bit of decline in prices of many of the products you trade around the world in September and October. Have — are your trades mostly back-to-back, or is there any risk that you may be seeing some margin squeeze in that business?

Joe Alvarado - Commercial Metals Co — President, CEO
Most of our trading is back-to-back, but not all of it. Yes, we’ve seen margin squeeze. The precipitous decline in iron ore pricing in particular is of concern, because we are in the ore markets and the overall decline has been pretty dramatic, pretty steep in a very short period of time. So we will get some exposure to that as a result of trading that product, even on a back-to-back basis, they formulate pricing that sometimes get in the way. Other raw materials ebb and flow. Copper’s an example in our non-ferrous, which there have been some significant changes in copper pricing on a global basis. Partly owing to demand from China, partly owing to demand in North America. About 40% of our non-ferrous ends up being exported, Sal. So we’re subjected to some of the global pricing pressures when there are steep declines. But in general, we try to trade on a back-to-back basis.

Sal Tharani - Goldman Sachs — Analyst
Okay, and second question, while you are restructuring the Company, and you talks about the copper tube mill, is that a core part of your business, or is it something you can also dispose at some point?

Joe Alvarado - Commercial Metals Co — President, CEO
Today, the copper tube business for us has been really good. We had a really good year this year. It’s a profit generator. We do have wild swings when copper prices go wild, depending on what our inventory valuation might be and size of inventory. So managing inventories is as important as managing the acquisition price. But for the time being and look forward, copper business is an important part of our business. It compliments in some regards our non-ferrous scrap trading, in that we have some knowledge of markets, we use that knowledge to position ourselves for taking advantage of being able to manufacture copper tubing products.

Operator
Evan Kurtz, Morgan Stanley.

Evan Kurtz - Morgan Stanley — Analyst

Final Transcript
Oct 28, 2011 / CMC — Q4 2011 Commercial Metals Company Earnings Conference Call
I just wanted to ask you about Croatia and the process of where you stand in the exiting. Whether you’re leaning more towards sale or closure at this point? What sort of cash impact that would have?

Joe Alvarado - Commercial Metals Co — President, CEO
We have an active process. We’re engaged with the banker that’s assisting us in marketing the assets, and we’re pleased with the interest that’s been shown so far. So we would like as much as possible for as many of those people to stay in employed as can be employed in Croatia. We know it’s important to the Croatian government, to the people that have worked for us so hard for us for the last several years. But in the end, if we can’t find buyers, we’re committed to continuing with our decision to exit the business. But so far, I’m encouraged. I’m encouraged that there’s good interest and we’ll see how it develops. So if you have any suggestions, we’ll take them.

Evan Kurtz - Morgan Stanley — Analyst
Okay.

Joe Alvarado - Commercial Metals Co — President, CEO
And on the cash, I’ll let Barbara answer that.

Evan Kurtz - Morgan Stanley — Analyst
Great.

Barbara Smith - Commercial Metals Co — SVP, CFO
On the cash side of Croatia, there will be the expense of the severance, which will be somewhere in the neighborhood of $17 million and a few other items, but most of the charges are non-cash and we would expect over all to unwind, it would be a cash-positive event as we unwind the inventory and the receivables. There’s also another dimension to it now that we’ve made the decision to exit. There’s a fairly significant tax benefit that we will be able to capture in the first quarter, where we’ll be able to take advantage of the losses in the investment that we’ve made in Croatia, and so that tax benefit is in the neighborhood of $80 million in the first quarter.

Evan Kurtz - Morgan Stanley — Analyst
And that’s a cash $80 million benefit?

Barbara Smith - Commercial Metals Co — SVP, CFO
And a P&L.

Evan Kurtz - Morgan Stanley — Analyst
Okay, got it. And then just for my second question, you mentioned $21.7 million in restructuring charges in Americas Fab, and then $110.6 million in the European business. So there’s about $12 million missing or so for the $144 million total. What segment is that ascribed to?

Barbara Smith - Commercial Metals Co — SVP, CFO
It’s spread around. There’s a little bit in Recycling, a couple hundred thousand, $800,000 in the America Mills. We exited one Fab in Europe at Baustahl, that was another $1.3 million. We took some work force reduction in Australia, which was about $800,000. Then we — in our release on October 7, we talked about some overhead reductions to the corporate structure, so there’s another, a little over $7 million there. And a little bit

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Oct 28, 2011 / CMC — Q4 2011 Commercial Metals Company Earnings Conference Call
associated with writing down some leases to the Deck and Joist, further write down of leases in Deck and Joist as we’ve been trying to unwind that.

Operator
Timna Tanners, Merrill Lynch.

Timna Tanners - BofA Merrill Lynch — Analyst
I guess two, so it would count as a follow-up, you mentioned that eventually the higher price backlog in the Fabrication division will fall to the bottom line. Can you provide a little more color about what kind of timeframe you might be looking at for that?

Barbara Smith - Commercial Metals Co — SVP, CFO
It obviously will depend upon where prices go from here, but prices have been fairly stable for the last couple of quarters. So on that assumption in the central region, we would expect to get to break-even, possibly in the second quarter and in the west, by the fourth quarter of 2012.

Timna Tanners - BofA Merrill Lynch — Analyst
And are they half and half, or I mean how do we think about the overall —

Joe Alvarado - Commercial Metals Co — President, CEO
The west is a smaller part of our business, Timna. We’re a Texas-based Company and where we’ve grown our Fabrication most — has been in the central market. It’s also where we have most of our fixed price contracts because of highway work, so there are mitigating factors, but overall, our Fab business is significantly greater in the central and eastern regions than it is in the west. But the west is by far and away the most depressed market that we’re dealing with, and hence that’s the reason why recovery will take longer there.

Operator
Brent Thielman, DA Davidson.

Brent Thielman - D.A. Davidson & Co. — Analyst
I guess just — you had nice uptick in volumes in your Domestic Mills in the quarter and just trying to get a feel for, are you expecting that kind of level of volume as you enter Q1 or should we see some seasonal impact?

Joe Alvarado - Commercial Metals Co — President, CEO
So far our shipment activity level in Poland, as well as in North America from the mills has been pretty strong. Recycling segment, consistent and without any interruption. We expect it’s going to tail off. It always does as we start getting into winter months, plus the shortened month of November, which is the last month of the quarter. But so far, our order book has remained strong. Our backlogs have sustained themselves and shipments have been strong. Now, as prices start fluctuating, assuming that scrap prices do go down we’ll see some customers electing to take positions or not take positions and take delivery. And in particular, as we get closer to year end, distributors will have a tendency to want to reduce their inventory. So we expect that same downward direction in the second quarter in particular, but through the first two months of this quarter, our shipments have remained strong.

Brent Thielman - D.A. Davidson & Co. — Analyst

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Oct 28, 2011 / CMC — Q4 2011 Commercial Metals Company Earnings Conference Call
Okay.

Joe Alvarado - Commercial Metals Co — President, CEO
We also have an outage in our Polish operation in November, which will affect our overall steel production output. It’s appropriately timed, so that’s not a negative. It helps us to continue our maintenance work throughout the course of the slower winter months.

Brent Thielman - D.A. Davidson & Co. — Analyst
Okay, and then I guess just clarification, the $25 million to $40 million in closure costs that you’re anticipating for 2012, should that all be weighted into the first quarter, or is that going to be spread out a bit?

Barbara Smith - Commercial Metals Co — SVP, CFO
It will be primarily first, a little trickle over into second. But say 80% of it will fall to the first quarter.

Operator
Tim Hays, Davenport & Company.

Tim Hayes - Davenport & Company — Analyst
Actually, my question was just asked. One other question on the trading business about the back-to-back contracts. Would that still be — you would still be on the hook for, or on the hook I guess long the commodities when it’s on the boat and during the transportation, even though it may be back-to-back? Is that true?

Joe Alvarado - Commercial Metals Co — President, CEO
That’s true. That’s a good way to look at it, Tim. We do have some exposure.

Operator
Brian Yu, Citi.

John Sullivan - Citigroup — Analyst
This is actually John [Sullivan] filling in for Brian Yu. The first question was just a point of clarification. It sounded like the outlook for the 1Q operating loss was based on the closure costs, slightly more than offsetting profitability from the operations, is that the right way to characterize it?

Barbara Smith - Commercial Metals Co — SVP, CFO
Yes. Before you take into consideration the tax benefit that we’re expecting.

John Sullivan - Citigroup — Analyst
Okay, and then in terms of the Recycling business for fiscal 2012, the year-on-year comparison, excluding any sort of the impact of volatility on scrap pricing side, and the addition of the two shredders, what would be other things we should consider in terms of thinking about the year-on-year profitability comparison for the Recycling segment.

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Oct 28, 2011 / CMC — Q4 2011 Commercial Metals Company Earnings Conference Call

Joe Alvarado - Commercial Metals Co — President, CEO
You mean specifically moving forward, correct?

Barbara Smith - Commercial Metals Co — SVP, CFO
John, you’re speaking about — I think he’s speaking about 2012. Is there anything beside the two new shredders?

Joe Alvarado - Commercial Metals Co — President, CEO
No, probably the biggest consideration for 2012 is — in 2011, we saw an unprecedented period of stability in scrap pricing and there were about 8 or 9 consecutive months of relatively stable within the $20 a ton range scrap pricing. That’s, that’s pretty extraordinary. I wouldn’t count on that for fiscal 2012, given the long history of scrap pricing. So I would say that there’s some risk to that and some vulnerability to earnings as a result of prices jumping up and down. We manage that as best we can, but we’re reacting to the market. So that would be the one most significant difference. None of us are omniscient or know what the future holds in the way price volatility, but that would certainly be different than 2011.

Operator
Charles Bradford, Bradford Research.

Charles Bradford - Bradford Research — Analyst
There’s a lot of talk in the trade about Chinese buyers of scrap and other things refusing to get the letters of credit necessary to receive the material. Even for stuff that’s on the boat part way to China, and people are talking about some pretty large losses. Have you been hit by any of these in either scrap or iron ore?

Joe Alvarado - Commercial Metals Co — President, CEO
On the scrap side in particular, Chuck, we’re not a big player internationally. We do ship non-ferrous more than we do ferrous. Of course when we do put a shipment together for ferrous if it’s non-containerized, it could be a big shipment, but those are rare and few for us. So we don’t get that kind of exposure on scrap, but we do and can have some exposure on iron ore pricing. It’s a mixed answer for you. But in particular with China and it isn’t just China, it could be anywhere, that there are issues with some market exposure. But we’re not seeing it specifically to China. Have heard stories like that Chuck, but —

Charles Bradford - Bradford Research — Analyst
The trade press is talking about some pretty big numbers and was iron ore down to $116 today, that’s a big incentive for somebody to welch on a contract.

Joe Alvarado - Commercial Metals Co — President, CEO
And renegotiate. That’s correct.

Operator
Dan [Kexkiss], Morgan Stanley.

Unidentified Participant - Morgan Stanley — Analyst

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Oct 28, 2011 / CMC — Q4 2011 Commercial Metals Company Earnings Conference Call
Given that both Moody’s and S&P have you guys on negative watch to potentially go to high yields, I guess, first, what are your thoughts? And two, can you comment on kind of how your conversations with them are going?

Barbara Smith - Commercial Metals Co — SVP, CFO
Yes, we’ve had ongoing and consistent dialogue with both agencies and I think the dialogue has been constructive. I think the biggest struggle for the agencies is the forward outlook and just the view by many that the recovery is extended. So of course we’ve been bringing them up to date with all of our actions to restructure and adjust the cost basis and capacity to current demand. That discussion is ongoing.

Operator
Mark Parr, KeyBanc.

Mark Parr - Keybanc Capital Markets — Analyst
Yes, I had a — my operational questions have all been answered and so thank you for all the color. I did have just one off question. The Mesa operation had an original budgeted amount of, I think, what was that, about $130 million, is that right?

Joe Alvarado - Commercial Metals Co — President, CEO
The originally approved budget? For the investment?

Mark Parr - Keybanc Capital Markets — Analyst
Yes. I’m just trying to get a feel for what was the cost of actually constructing the operation.

Barbara Smith - Commercial Metals Co — SVP, CFO
Mark, I would have to go back and validate the precise number all-in with working capital. But I think it was something a little north of $200 million.

Joe Alvarado - Commercial Metals Co — President, CEO
And, Mark, I believe the original budget was more in the range of $140 million, $145 million, but we’ll check that and get back, okay.

Mark Parr - Keybanc Capital Markets — Analyst
I would appreciate that. All right, guys. And good luck on all the initiatives. You got — it looks like you’ve got a lot of good stuff going on. Thanks.

Operator
John Tumazos, John Tumazos Very Independent Research.

John Tumazos - John Tumazos Very Independent Research — Analyst
Congratulations on all the decisions you’re making and progress you’re making. Aware construction markets are very tough and it’s hard from a big picture from the outside to tell whether businesses performed badly because there’s no construction or whether businesses performed badly

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Oct 28, 2011 / CMC — Q4 2011 Commercial Metals Company Earnings Conference Call
because a mistake was made here and there. Could you sort of give us a big picture as to how much of the rationalization made over the last couple of years Joists, well that’s shut down today, et cetera, is being made because construction activity is de minimis and how much is because the original strategy didn’t seem to be well taken. Separate second question, it might turn out that a lot of the issues just are that construction activity is poor and government spending is going to continue to be low and impacting infrastructure spending. Does the Company have the resources to buy back a 10% block of stock if it turns out, for example, there were to be an overhang in the market?

Joe Alvarado - Commercial Metals Co — President, CEO
Well, John, let me start with your first quarter on the overall strategy. The Company has its origins and strength first in the Trading and Recycling business and then having moved into manufacturing of mostly construction products, merchant and rebar. So it’s long been a part of our portfolio and there have been a lot of good years. We enjoyed the benefits of having the right assets in the right places to be successful serving the construction industry. But some of the decisions that we made more recently and going back to the deck and joists decision was because we saw weakness in the market for the long-term. And the more recent decisions on a couple of facilities, both in construction services, as well as the Fab businesses, is because we don’t see any change, any significant improvement in construction activity moving forward. We believe and have demonstrated that we can make money at these levels of operation and I tried to point out that we haven’t seen much variability in operating levels. We would love to be operating at 90% and get the benefit of volume and covering our overhead costs. But at the same time, we don’t see that’s going to happen any time soon.
So, but it’s deck and joist, the Fab business, we’ve made adjustments based on where we see the market going. Right now, we see it flat. In my comments, I mentioned that right now we see 2012 to be a mirror image of what’s happening in 2011 and we could easily be wrong, but so far, based on order patterns and the order book and backlogs, have no reason to suggest otherwise. However, I certainly wouldn’t want to handicap what may or may not happen in an election year in Washington and what impact there might be on construction spending or infrastructure to reduce unemployment. We would like that there could be some stimulus, but even if that were to happen in 2012, it takes a long time to mobilize the resources before we would see the benefit of that down stream. That’s why we’re trying to be realistic about 2012 and don’t really expect a strong recovery in construction markets until 2013, kind of at the earliest. So I think I’ve answered your first question. Then I’m going to ask Barbara to answer the second question.

Barbara Smith - Commercial Metals Co — SVP, CFO
Yes, John we’re constantly evaluating things such as a buyback program. Obviously the Company has undertaken that in the past. Our last program was concluded in 2010, and I would only say further that all the actions that we’ve taken recently in trying to restructure the business were aimed at obviously increasing the profitability, but also improving the balance sheet flexibility on a go-forward basis.

Operator
Wayne Atwell, Rodman & Renshaw.

Wayne Atwell - Rodman & Renshaw — Analyst
You’ve sort of answered this to some extent, but let me ask it again maybe a little differently. You’ve obviously made some changes, I think they make a lot of sense. It’s a tough environment with what’s going on in the economy, you’re probably not starting any new initiatives, but you’ve sort of decided what you don’t want to be. What do you want to be in the sense that where would your next initiative be? You’ll probably sit on the sidelines here for a little while and dispose of the assets you decide to get rid of, but where is your next initiative be? Where should we expect you to see you putting capital in the next couple of years?

Joe Alvarado - Commercial Metals Co — President, CEO
Well, Wayne, let me answer that, because I guess I would start with saying that we’ve demonstrated by the commitment to put in two new shredders in Tulsa and Corpus Christi that we believe strongly in the Recycling business. That will help us to strengthen our own Recycling base for our own manufacturing. It allows us to be a more significant player on a third party basis. We also, as Barbara pointed out, have targeted some additional capital spending for this year, above the levels that we’ve seen in the last couple of years really to support our operations and improve efficiencies and productivity. And then on a global — so in North America both our mill operations will benefit from that CapEx, as does the

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Oct 28, 2011 / CMC — Q4 2011 Commercial Metals Company Earnings Conference Call
Recycling. On a global basis, we expanded in Distribution in Australia, because it was a good move for us and we believe something that’s substantial, and in Europe, we just recently put a lot of capital into our Polish facilities in Zawiercie, so we’re about the business of growing our market share and expanding our participation in merchant and wire rod products that are more value-added. So a big part of our focus moving forward is to harvest some of the investments that we’ve made over the last few years and continue to target specific opportunities that make good sense for us in Recycling, or Manufacturing, or Distribution.

Operator
Luke [McFarland], MacQuarie.

Aldo Mazzaferro - Macquarie Research Equities — Analyst
This is Aldo Mazzaferro at MacQuarie.

Joe Alvarado - Commercial Metals Co — President, CEO
I didn’t know who Luke was.

Aldo Mazzaferro - Macquarie Research Equities — Analyst
Luke’s my new associate. He’ll be famous someday, I’m sure. In terms of my questions, I just had a couple of follow-ups on the Croatian thing. Can you say if you took the write down and the impairment I see is mostly non-cash, and I’m wondering, is that taking the assets down to a level where you think you might be able to sell them, or is that taken to a level where they are completely written off?

Barbara Smith - Commercial Metals Co — SVP, CFO
Well, as you probably know, we have to write them down to a fair market value. So there was an appraisal process that was conducted in order to arrive at that fair market value. And as Joe mentioned earlier, we are also in the process of marketing those assets and so our hope and expectation would be that we can recover that fair market value through this process.

Aldo Mazzaferro - Macquarie Research Equities — Analyst
The equipment you’re marketing, is that separable from the mill itself? Like, for example, furnaces or machinery, or is it essentially you would be marketing the mill?

Joe Alvarado - Commercial Metals Co — President, CEO
Yes, there are some separable parts there, without a doubt Aldo. There’s a coal finish tubing operation that we had, for example, that’s been idle for the last several years. That is almost a stand-alone basis. The melt shop would be more difficult to relocate, but there are components of it that have market value that could be relocated. I would think more it would be logical to run the assets in place, including the pipe mill, and/or to round out the finishing capability in Croatia, to expand the finishing, to have it match more closely the steel-making capability. The difference between our finishing and our melting capability in Croatia is significant, which puts us in the merchant, in the semi finished sales business, without a vacuum degasser. So I can identify incremental things that might be done that would make that facility attractive to someone — more attractive to someone else than it is to us.

Operator
Gregory Macosko, Lord Abbett.

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Oct 28, 2011 / CMC — Q4 2011 Commercial Metals Company Earnings Conference Call

Gregory Macosko - Lord Abbett — Analyst
The conversation about Recycling, I was going to pick up on that. Just tell me, in terms of those two shredders, is that something that was decided in the last, well, since you’ve been there, Joe, or was that something that was on schedule for a while?

Joe Alvarado - Commercial Metals Co — President, CEO
We’ve been looking at our Recycling capability all along. We’re always studying that. But the decision to move into the shredding business in Tulsa was taken in March, April timeframe of this year. We have sizable collection capability in Tulsa. We didn’t have a shredder there and we have need for shredded product. So one thing we did do is expand the size of the shredder from the original plan because of the amount of tons that we’re processing up there. So it’s a nice compliment to our shredder in Dallas. In Corpus Christi, we had idled a shredder down there and had plans to reinstall a new shredder before the downturn. Those plans were suspended and what we’ve done is resurrected them and we’re essentially installing a shredder that we purchased several years back.

Gregory Macosko - Lord Abbett — Analyst
In other words, it was never running before?

Joe Alvarado - Commercial Metals Co — President, CEO
Well, we had a shredder down there. We’re replacing it. We were going to replace it. We shut down the old shredder and never started up the new one. So we’re starting up the new one in place of the old one, in a market where we’ve been all along.

Operator
Sal Tharani, Goldman Sachs.

Sal Tharani - Goldman Sachs — Analyst
Two quick questions. First, Barbara, on LIFO your predecessor has — you have moved around from a yearly adjustment to a quarterly true-up. Are you going to continue with the quarterly true-up the way it was being done before?

Barbara Smith - Commercial Metals Co — SVP, CFO
I think we’re going to stay consistent with what we’ve seen for the last couple of quarters, with the quarterly LIFO adjustment, if that’s your question.

Sal Tharani - Goldman Sachs — Analyst
Yes, okay. And the other question, going back to Gregory’s question about the share, when I look at the scrap industry, Joe, the one thing that keeps resurfacing again and again is that we have too many shredders in the US and more are being put in, and I’m sure that you have vetted the process and looked at your market and done that. But if you go back when your scrap price — if I look at the model, the scrap price was under $300, or between $250 to $350, the Company used to make the same return or operating profit per ton as when described was at $800 close to and you’re making the same or maybe even less now. And I think it’s not just CMC, but across industry and the biggest problem is that there is too many shredders seeking various limited pool of unprocessed scrap. I was just wondering that, how do you see the returns on these shredders if you look at the IRR or whatever the calculation you use when you are deploying this capital for those two shredders?

Joe Alvarado - Commercial Metals Co — President, CEO

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Oct 28, 2011 / CMC — Q4 2011 Commercial Metals Company Earnings Conference Call
Well, let me talk about the more general question of shredder capability and the availability of scrap. It varies from region to region, and I would say there’s some locales within the country that are heavily loaded with shredders that are all competing for limited availability of scrap. So I would assume that you would hear a lot of hue and cry from those that are in those regions. We see a little bit of that in the eastern region, not so much in the central region, but the central region is a little bit different for us. We have strong collecting capability and the justification of the Tulsa shredder which was the only new shredder for us, because the Corpus was a replacement shredder. That new shredder was already justified by our volume capability for collecting and processing, and it’s a better way for us to ship scrap. Following the processing, it’s a better scrap overall for our own use or for external sales. So the hurdle rates that we targeted for these projects, we always target to exceed our cost of capital and it makes it easier when we already have a presence in the market and know we have the collection capabilities. So each of our projects competes for capital in the same way that we compete for capital in the marketplace. So these were good projects for us. Sal, did you have a second question? Or you did. That was your second question. Sorry.

Operator
This concludes the question-and-answer session, as that is all the time we have for today. I would like to turn the conference back over to Joe Alvarado for closing remarks.

Joe Alvarado - Commercial Metals Co — President, CEO
Well, thank you all for your questions today, and thank you for joining us on the conference call. We’ll see a lot of investors over the next couple of weeks and look forward to meeting with many of you in those meetings, both in group and one-on-one session. So thank you very much for your time and attention.

Operator
This concludes today’s conference. Thank you for attending. You may now disconnect.